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Exhibit 99.h(6)

             Form of Sub-administration and Sub-Accounting Agreement

     Agreement dated as of April 1, 2003 by and among State Street Bank and Trust Company, a Massachusetts trust company (the "Sub-Administrator/Accounting Agent"), and Deutsche Investment Management Americas Inc., a Delaware corporation, Scudder Fund Accounting Corporation, a Delaware corporation, and Investment Company Capital Corp., a Maryland corporation (each, an "Administrator" and, collectively, the "Administrators").

     Whereas, each fund (individually, a "Fund" and collectively, the "Funds") listed on Schedule A is a U.S. registered investment company, separate account, defined contribution plan, or other type of investment vehicle as indicated on such Schedule, or a series or portfolio thereof;

     Whereas, each Fund has retained the Administrator so indicated on Schedule A to furnish administrative, fund accounting and recordkeeping services to it;

     Whereas, certain of the Funds as indicated on Schedule A are affiliated with or sponsored by the Administrators (each, an "Affiliated Fund" and, collectively, the "Affiliated Funds"); and

     Whereas, each Administrator desires to retain the Sub-Administrator/Accounting Agent to furnish certain administrative, fund accounting and recordkeeping services with respect to the Funds to which it provides administrative, fund accounting and recordkeeping services, and the Sub-Administrator/Accounting Agent is willing to furnish such services, on the terms and conditions hereinafter set forth.

     Now, Therefore, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.   Appointment of Sub-Administrator/Accounting Agent

     Each Administrator hereby appoints the Sub-Administrator/Accounting Agent to act as the sub-administrator and sub-accounting agent with respect to each of its Funds for purposes of providing certain sub-administrative, sub-accounting and recordkeeping services for the period and upon the terms set forth in this Agreement. The Sub-Administrator/Accounting Agent accepts such appointment and agrees to render the services stated herein.

     In the event that the Administrators wish to retain the Sub-Administrator/Accounting Agent to act as the sub-administrator and sub-accounting agent hereunder with respect to additional portfolios or funds ("Additional Funds") hereinafter established or sponsored by any Administrator or by other management investment companies that have retained any Administrator, the Administrators shall notify the Sub-Administrator/Accounting Agent in writing. Upon written acceptance by the Sub-Administrator/Accounting Agent, such Additional Funds shall be listed on an amended Schedule A and the provisions of this Agreement (including those relating to the compensation and expenses payable by the Administrators) shall apply with respect to each such Additional Fund.

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2.   Delivery of Documents and Information

     2.1 Delivery of Documents. The Administrators will promptly deliver to the Sub-Administrator/Accounting Agent copies of each of the following documents and all future amendments and supplements, if any:

     (a) upon the reasonable request of the Sub-Administrator/Accounting Agent, the Articles of Incorporation, Declaration of Trust, Trust Instrument, or other charter or similar document, as applicable, for each Fund, as amended and in effect from time to time;

     (b) upon the reasonable request of the Sub-Administrator/Accounting Agent, each Fund's by-laws, as amended and in effect from time to time;

     (c) the currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940, as amended (the "1940 Act"), for each Fund, the Prospectus(es) and Statement(s) of Additional Information relating to each Fund or any other governing document for such Fund (each such registration statement, Prospectus, Statement of Additional Information and other governing document, as amended and in effect from time to time, together with such Fund's charter documents as described in clause (a) of this Section 2.1, a "governing document") or, if available, sufficient information so that the Sub-Administrator/Accounting Agent can access such governing document via EDGAR or another industry standard computer-based information retrieval system to which the Sub-Administrator/Accounting Agent has ready access;

     (d) certified copies of the resolutions of the Board of Directors of each Administrator (the "Board") authorizing such Administrator to enter into this Agreement;

     (e) duly executed Price Source Authorization(s) (as defined in Section 6.2(a) hereof) with respect to each Fund;

     (f) a duly executed certificate of an authorized officer of each Administrator which certifies to the Sub-Administrator/Accounting Agent the names and specimen signatures of the persons authorized by such Administrator to give Proper Instructions on behalf of such Administrator (such Administrator's "Authorized Officers") and lists such Administrator's authorized third-party agents; and

     (g) such other certificates, documents or opinions which the Sub-Administrator/Accounting Agent may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

     2.2 Delivery of Information. The Administrators shall provide, or shall cause a Third Party Agent (as defined in Section 3) to provide, timely notice to the Sub-Administrator/Accounting Agent of certain data as a condition to the Sub-Administrator/Accounting Agent's performance of the sub-accounting services described on Schedule B-3 attached hereto. The data required to be provided for the sub-administrative services set forth on Schedule B-1 and the sub-accounting services set forth on Schedule B-3 is set forth on Schedule C attached hereto, which schedule may be separately amended or supplemented by the parties from time to time.

     The Sub-Administrator/Accounting Agent is authorized and instructed to rely upon the information it receives from any Administrator or any Third Party Agent (as defined in Section 3). Subject to the standard

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of care set forth in the first sentence of Section 11, the Sub-Administrator/
Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Administrator with respect to any Fund, including, without limitation, by any Third Party Agent.

3.   Proper Instructions

     Each Administrator shall communicate to the Sub-Administrator/Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more Authorized Officers or Third Party Agents (as defined in this Section 3) or (ii) communication effected directly between an Administrator or any of its authorized third-party agents (which such agents shall have been identified to the Sub-Administrator/Accounting Agent in writing pursuant to Section 2.1(f) or reflected as an Authorized Price Source (as defined in Section 6.2(a)) on any Price Source Authorization) (as defined in
Section 6.2(a)) (each, a "Third Party Agent") and the Sub-Administrator/Accounting Agent by electro-mechanical or electronic devices, provided that the Administrator and the Sub-Administrator/Accounting Agent have approved such procedures. The Sub-Administrator/Accounting Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the Administrator or any Third Party Agent. Oral instructions shall be considered Proper Instructions if the Sub-Administrator/Accounting Agent reasonably believes them to have been given by an Authorized Officer or a Third Party Agent. Each Administrator shall cause all oral instructions issued by it or on its behalf to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. Each Administrator shall give timely Proper Instructions to the Sub-Administrator/Accounting Agent in regard to matters affecting accounting practices of the Funds and the Sub-Administrator/Accounting Agent's performance pursuant to this Agreement.

4.   Representations, Warranties and Covenants of the Sub-Administrator

     The Sub-Administrator/Accounting Agent represents, warrants and covenants to the Administrators that:

     (a) it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

     (b) it has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts and to perform the services contemplated by this Agreement;

     (c) all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

     (d) no legal or administrative proceedings have been instituted or, to the Sub-Administrator/Accounting Agent's knowledge, threatened which would materially impair the Sub-Administrator/Accounting Agent's ability to perform its duties and obligations under this Agreement;

     (e) its entrance into and performance of this Agreement shall not cause a breach or be in conflict with any other agreement or obligation of the Sub-Administrator/Accounting Agent or any law or regulation applicable to it, except to the extent that any such breach or conflict is not reasonably likely to, either individually or in the aggregate, have a material adverse effect on the Sub-Administrator/Accounting Agent's ability to provide the services to the Funds as provided in this Agreement; and

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     (f)  The Sub-Administrator/Accounting Agent carries and will continue to carry (or self-insure) general liability, errors and omissions, bond and other policies of insurance in an amount and scope that are commercially reasonable in light of the nature and scope of services to be provided under this Agreement and the availability of such insurance in the market.

5.   Representations and Warranties of the Administrators

     Each Administrator represents and warrants to the Sub-Administrator/ Accounting Agent that:

     (a) it is a corporation, duly organized, existing and in good standing under the laws of the State of its incorporation;

     (b) it has the corporate power and authority under applicable laws, by its charter and by-laws and under the administration agreements to which it is a party with respect to any Fund to enter into and perform this Agreement;

     (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

     (d) no legal or administrative proceedings have been instituted or, to the Administrator's knowledge, threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement;

     (e) its entrance into and performance of this Agreement will not cause a breach or be in conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it, except to the extent that any such breach or conflict is not reasonably likely to, either individually or in the aggregate, have a material adverse effect on the Administrator's ability to act as the administrator to the Funds or perform its obligations hereunder; and

     (f)  with respect to the Affiliated Funds:

          (1) each Affiliated Fund is an investment company properly registered under the 1940 Act, a defined benefit plan, a separate account or another type of investment vehicle as indicated on Schedule A attached hereto;

          (2) for each Affiliated Fund that is a registered management investment company, a registration statement under the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement with respect to such Affiliated Fund;

          (3) as of the close of business on the date of this Agreement, all necessary filings under the securities laws of the states in which each Affiliated Fund offers or sells its shares have been made;

          (4) as of the close of business on the date of this Agreement, each Affiliated Fund is authorized to issue shares of common stock or beneficial interest, as applicable; and

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          (5)  each Affiliated Fund is duly formed, organized or incorporated, existing and in good standing under the laws of the jurisdiction of its formation, organization or incorporation.

6.   Sub-Administration and Sub-Accounting Services

     6.1 Sub-administration Services. The Sub-Administrator/Accounting Agent shall provide the administrative services that are described on Schedule B-1 attached hereto, in each case subject to the supervision and direction of the Administrators and, as applicable, review and comment by each Fund's auditors and legal counsel. Such administrative services shall be performed in accordance with the policies and procedures described on Schedule B-2 attached hereto, insofar as such policies and procedures relate to the administrative services set forth on Schedule B-1 attached hereto. The Sub-Administrator/Accounting Agent, such Fund's Administrator or such Fund's Board of Directors/Trustees, as applicable, may propose changes to such policies and procedures with respect to a Fund (including the establishment of new policies and procedures) at any time; provided, however that no such change will become effective as to the Sub-Administrator/Accounting Agent's responsibilities without the consent of both the Sub-Administrator/Accounting Agent and the applicable Administrator. The Sub-Administrator/Accounting Agent and the Administrators (i) shall cooperate in good faith to change the foregoing policies and procedures to reflect changes in applicable laws and to take advantage of efficiencies and improvements in technology in accordance with industry practice, (ii) shall otherwise consider in good faith any proposed changes to the policies and procedures, and (iii) shall not unreasonably withhold consent to reasonable changes requested by the other parties, provided that the parties shall negotiate in good faith to reach an agreement regarding compensation for any additional expenses or duties of the Sub-Administrator/Accounting Agent in connection with any such proposed change. When any new statement of policy and procedures has been consented to, it shall be identified on Schedule B-2; and when any modification of any statement of policies and procedures has been consented to, Schedule B-2 shall be amended accordingly. The policies and procedures set forth on Schedule B-2, as amended from time to time in accordance with this Section, shall hereinafter be referred to as the "Procedures".

     6.2 Sub-Accounting Services.

     (a) Books of Account. The Sub-Administrator/Accounting Agent shall maintain the books of account of each Fund and shall perform the duties listed on Schedule B-3 attached hereto for each Fund in the manner prescribed by each Fund's governing document which has been supplied to the Sub-Administrator/Accounting Agent and in accordance with the Procedures, insofar as such policies and procedures relate to the sub-accounting services set forth on Schedule B-3 attached hereto. The Administrators shall provide timely prior notice to the Sub-Administrator/Accounting Agent of any modification in the manner in which the calculations described in this Section
6.2 or listed on Schedule B-3 attached hereto are to be performed as prescribed in any revision to any Fund's governing document and shall supply the Sub-Administrator/Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund, the Sub-Administrator/Accounting Agent shall value the Fund's portfolio securities utilizing prices obtained from sources designated by the applicable Administrator (collectively, the "Authorized Price Sources") on a Price Source Authorization substantially in the form attached hereto as Schedule E, as the same may be amended by such Administrator and the Sub-Administrator/Accounting Agent from time to time, or otherwise designated by means of Proper Instructions (the "Price Source Authorization"). The Sub-Administrator/Accounting Agent shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Sub-Administrator/Accounting Agent.

     (b) Records. The Sub-Administrator/Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as, with respect to each Fund,

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will meet the obligations of such Fund under, as applicable, the 1940 Act, the
Securities Exchange Act of 1934, the 1933 Act, the Employee Retirement Income Security Act of 1974, the Commodity Exchange Act, and the regulations promulgated under each of such Acts, including, without limitation, the pronouncements of the Securities Exchange Commission on electronic recordkeeping requirements. All such records shall be the property of the applicable Fund and shall at all reasonable times (considering the particular circumstances) be available to duly authorized officers, employees or agents of the Administrator, the applicable Fund and employees and agents of applicable regulatory authorities. Subject to Section 11 hereof, the Sub-Administrator/Accounting Agent shall preserve for the period required by law the records required to be maintained hereunder. All such similar records that were maintained for the Funds by the Administrators for periods prior to the date of this Agreement shall at all reasonable times (considering the particular circumstances) be available to duly authorized officers, employees or agents of the Sub-Administrator/Accounting Agent and employees and agents of applicable regulatory authorities.

     6.3 Facilities and Personnel. The Sub-Administrator/Accounting Agent shall provide the office facilities and personnel required by it to perform the services contemplated by this Agreement.

     6.4. Transmission of Data. (a) The Administrators hereby instruct and direct, and acknowledge that they may from time to time further instruct and direct, the Sub-Administrator/Accounting Agent to disseminate certain confidential, sensitive (as to financial or timing or otherwise) or other information, whether generated by the Sub-Administrator/Accounting Agent in its provision of services hereunder or otherwise (the "Data"), to any Administrator or any of its affiliates, agents of an Administrator, contract counterparties of an Administrator or other persons or entities, via the (public) internet (including so-called "e-mail" or electronic mail systems), facsimile, or other electronic or electro-mechanical method chosen by the Administrators, and pursuant to such reasonable operational procedures as the Administrators and the Sub-Administrator/Accounting Agent may agree upon from time to time (the "Transmission(s)").

     (b) In connection with all such instructions described in clause (a) above, the Administrators hereby accept and assume all risk associated with the choice of delivery methods and risks associated with the transmission of encrypted or unencrypted information (i) by way of a non-secure method (e.g., interception, manipulation or alteration, lack of confidentiality) and (ii) due to the Sub-Administrator/Accounting Agent's inability to control the quality, completeness and accuracy of any Transmission Report due to possible Data corruption or transmission interference and/or error.

     (c) In furtherance of all such instructions described in clause (a) above, the Administrators hereby acknowledge and agree that (i) such may from time to time include particular instructions to deliver Data to e-mail, facsimile or other distribution lists and in such event(s), the Administrators shall assume the responsibility for (A) creating and maintaining the master(s) of any such distribution lists and (B) communicating such information to the Sub-Administrator/Accounting Agent as the Sub-Administrator/Accounting Agent may reasonably require in order to comply, in accordance with the standard of care set forth in Section 11 below, with any Transmission instruction and (ii) they will notify the Sub-Administrator/Accounting Agent as soon as possible if they become aware of any Transmission that has not been received as provided in the procedures referred to in clause (a) above.

     (d) The Administrators hereby acknowledge and agree that no act or omission of the Sub-Administrator/Accounting Agent including, without limitation, its execution of this Agreement or acceptance of any instruction described in clause
(a) above, shall constitute either an agreement to be bound by, or an acceptance of any liability or obligation with respect to, any contract to which the Sub-Administrator/Accounting Agent is not a party including, without limitation, any agreement or arrangement any Administrator or Fund may have with any person or entity including, without limitation, any recipient of Data via a Transmission. Nothing in this clause (d) shall, however, in any way diminish the Sub-

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Administrator/Accounting Agent's obligations under this Agreement.

7.   Fees, Expenses and Expense Reimbursement; Change in Level of Services

     7.1 Fees, Expenses and Expense Reimbursements. The Administrators hereby agree to pay the Sub-Administrator/Accounting Agent such compensation for the Sub-Administrator/Accounting Agent's services provided pursuant to this Agreement as is set forth on the fee schedule attached as Schedule D to this Agreement (as such Fee Schedule may be amended from time to time by the agreement of the Sub-Administrator/Accounting Agent and the Administrators, the "Fee Schedule"). The fees are billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement with respect to any Fund before the end of any month, the fee payable with respect to such Fund for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable promptly upon the date of termination of this Agreement for such Fund. In addition, the Administrators hereby agree to reimburse the Sub-Administrator/Accounting Agent for its reasonable out-of-pocket costs and for its expenses incurred in connection with this Agreement as set forth on Schedule D attached hereto (as such Fee Schedule may be amended from time to time by the agreement of the Sub-Administrator/Accounting Agent and the Administrators).

     The Administrators agree to reimburse the Sub-Administrator/Accounting Agent for any other expenses not contemplated by this Agreement as mutually agreed upon in writing by the Administrators and the Sub-Administrator/Accounting Agent from time to time.

     7.2 Change in Level of Services. (a) On the first date after the date hereof that the aggregate number of Funds listed on Schedule A is 15% or more higher or lower than the number of Funds set forth on Schedule A on the date of this Agreement, the Administrators and the Sub-Administrator/Accounting Agent shall negotiate in good faith to amend Schedule D attached hereto with the intention of preserving the economic benefit to each party contemplated by this Agreement. In addition, if on any date after the date that the Schedule D amended pursuant to this Section 7.2(a) becomes effective, the aggregate number of Funds listed on Schedule A is again 15% or more higher or lower than the number of Funds set forth on Schedule A on the date that such amended Schedule D became effective, the Administrators and the Sub-Administrator/Accounting Agent shall again negotiate in good faith to amend the Schedule D then in effect with the intention of preserving the economic benefit to each party contemplated by this Agreement. For purposes of the foregoing calculations, (i) any Fund that is merged or reorganized into another Fund for which the Sub-Administrator/Accounting Agent provides services hereunder shall not be considered removed from Schedule A, (ii) each Fund that is not an "Advised Fund" (as defined below) shall not at any time count toward the calculation of the number of Funds on or not on Schedule A, and (iii) each Fund that is a Terminated Fund (as defined in Section 15(b)) shall not count toward the calculation of the number of Funds on or not on Schedule A. For purposes of this
Section 7.2(a), those Funds listed in clauses (ii) and (iii) above shall be removed from the numerator (Funds added or removed from Schedule A) and the denominator (Funds listed on Schedule A) for purposes of the calculation to determine if the 15% has been met.

     (b) On the first date after the date hereof that the aggregate amount of assets of the Funds listed on Schedule A for which an Administrator or any affiliate of an Administrator has discretionary investment authority over all or a portion of the assets of such Fund (each, an "Advised Fund") is 15% or more higher or lower than the aggregate assets of the Advised Funds on the date of this Agreement and such change in the level of assets is caused by the redirection of assets into or out of any such Advised Funds by any Administrator or any affiliate of an Administrator, the Administrators and the Sub-Administrator/Accounting Agent shall negotiate in good faith to amend Schedule D attached hereto with the intention of preserving the economic benefit to each party contemplated by this Agreement. In

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addition, if on any date after the date that (i) the Schedule D amended pursuant to this Section 7.2(b) becomes effective, or (ii) the parties agree not to amend Schedule D or fail to agree to amend Schedule D despite the prior 15% change in the level of assets described above and the aggregate amount of assets of the Advised Funds is 15% or more higher or lower than the aggregate amount of assets of the Advised Funds on the date that such amended Schedule D became effective or the parties agreed not to amend Schedule D or failed to agree to amend Schedule D, and such change in the level of assets is caused by the redirection of assets into or out of any such Advised Funds by any Administrator or any affiliate of an Administrator, the Administrators and the Sub-Administrator/Accounting Agent shall again negotiate in good faith to amend the Schedule D then with the intention of preserving the economic benefit to each party contemplated by this Agreement. For purposes of this Section 7.2(b),
(i) an Administrator or any affiliate thereof shall cause the redirection of assets into or out of any Advised Fund if such Administrator or affiliate thereof suggests, promotes, proposes or encourages such redirection and (ii) assets redirected into or out of the Funds by an Administrator from or to, respectively, another account at the Sub-Administrator/Accounting Agent after the date hereof shall not be counted toward the calculation described in this
Section 7.2(b).

     (c) If the parties have negotiated in good faith for thirty (30) days or more pursuant to clause (a) or clause (b) of this Section 7.2 and have not agreed on an amended Schedule D, any party may commence arbitration to resolve such impasse by giving written notice to the other parties hereto. Any such arbitration shall take place in Boston, Massachusetts and shall be before a panel of three arbitrators (with one designated by the Administrators and one designated by the Sub-Administrator/Accounting Agent, and the third arbitrator designated by the first two arbitrators) pursuant to the rules of the American Arbitration Association. Any arbitrator designated by the Administrators or the Sub-Administrator/Accounting Agent must be an "Independent Person". An "Independent Person" shall be an individual who is not and has not been (i) a director, officer, employee, agent or shareholder of any party hereto, (ii) a consultant to any party hereto, (iii) a person with a direct or indirect financial interest in any contract with either party hereto, (iv) a director, officer or key employee of a company at a time when such company was party to a contract with either party hereto, or (v) a relative of any person referred to in clauses (i), (ii), (iii) or (iv) above. As used in the immediately preceding sentence, the term "any party hereto" shall be deemed to include any affiliates of the parties hereto. Any amended Schedule D as determined by the arbitrators shall be conclusive and binding upon the parties hereto. Each party hereto shall pay its own expenses of arbitration and the expenses of the arbitrators shall be equally shared between the Administrators and the Sub-Administrator/Accounting Agent.

8.   Appointment of Agents

     The Sub-Administrator/Accounting Agent is authorized to and may employ or associate with such agents as the Sub-Administrator/Accounting Agent may deem desirable to assist it in performing its duties and exercising its rights under this Agreement; provided that (i) with respect to agents that are not affiliates of the Sub-Administrator/Accounting Agent, the Sub-Administrator/Accounting Agent shall provide at least ninety (90) days prior written notice to the Administrators of its intention to employ or associate with such agents, and
(ii) the compensation of such agents shall be paid by the Sub-Administrator/Accounting Agent and the Sub-Administrator/Accounting Agent shall be as fully responsible to the Administrators for the acts and omissions of any such agents as it is for its own acts and omissions. Notwithstanding the previous sentence, the Sub-Administrator/Accounting Agent shall be under no obligation to provide the advance notice required under clause (i) of the preceding sentence in the event that the Sub-Administrator/Accounting Agent reasonably determines that such advance notice is not possible because of an emergency or other circumstances beyond the Sub-Administrator/Accounting Agent's control.

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9.   Benchmarks and Performance Goals

     9.1 Service Benchmarks. The Administrators and the
Sub-Administrator/Accounting Agent may from time to time enter into agreements regarding service benchmarks.

     9.2 Service Level Documents and Performance Goals. The Administrators and the Sub-Administrator/Accounting Agent also may from time to time agree on the manner in which they expect to deliver and receive the services contemplated by this Agreement. The parties hereto agree that such document(s) (hereinafter referred to as "Service Level Document(s)") may reflect performance goals and any failure to perform in accordance with the provisions thereof shall not be considered a breach of this Agreement that gives rise to contractual or other remedies. It is the intention of the parties hereto that the sole remedy for failure to perform in accordance with the provisions of a Service Level Document, or any dispute relating to performance goals set forth in a Service Level Document, will be a meeting of the parties hereto to resolve the failure pursuant to the consultation procedure described below.

     (a) If a party hereto is consistently unable to meet the provisions of a Service Level Document, or in the event that a dispute arises relating to the performance goals set forth in a Service Level Document, either party to this Agreement shall address any concerns it may have by requiring a meeting with the other party.

     (b) The purpose of a consultation procedure is to endeavor to resolve a consistent failure to meet the provisions of a Service Level Document. If a meeting occurs under this Section 9.2, both parties must negotiate in good faith to endeavor to:

     (i) implement any changes that will enable the Service Level Document provisions to be more regularly met;

     (ii) agree to alternative Service Level Document provisions that meet the parties' respective business requirements; or

     (iii) otherwise find a solution such that within 30 days after the meeting, the inability to meet the Service Level Document provisions may be less likely to occur in the future.

10.  Instructions and Advice

     At any time, the Sub-Administrator/Accounting Agent may apply to any Authorized Officer of an Administrator for instructions and may, with the approval (which shall not be unreasonably withheld) of any Authorized Officer of an Administrator (which must be prior written approval unless the Sub-Administrator/Accounting Agent reasonably determines that an emergency exists or that the cost of obtaining such requested instructions is not material), consult with outside counsel for the Funds or such Administrator or the independent auditors for the Funds (in each case at the expense of such Administrator if such expense is approved by such Administrator in writing), or other individuals designated in writing by such Administrator, for instructions with respect to any matter arising in connection with the services to be performed by the Sub-Administrator/Accounting Agent under this Agreement. The Sub-Administrator/Accounting Agent shall not be held to have notice of any change of authority of any officer or individual until receipt of written notice thereof from the applicable Administrator. Nothing in this Section shall be construed as imposing upon the Sub-Administrator/Accounting Agent any obligation to seek such instructions.

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11.  Limitation of Liability and Indemnification

     The Sub-Administrator/Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by the Administrators for, and shall be without liability in respect of, any action taken or omitted by it (including, without limitation, acting in accordance with any Proper Instructions) in good faith without negligence or willful misconduct. The Sub-Administrator/Accounting Agent shall be responsible for the performance of only such duties as are set forth in this Agreement, and, except as otherwise provided under Section 8 hereof shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator/Accounting Agent shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder in good faith unless (i) solely caused by or (ii) resulting from the negligence or willful misconduct of the Sub-Administrator/Accounting Agent, its officers, employees or agents. Subject to the standard of care set forth in this Section 11, the Sub-Administrator/Accounting Agent shall not be liable, and shall be indemnified by the Administrators, for any action taken or omitted by it in good faith in reliance upon any instructions or advice received pursuant to Section 10 or upon any paper or document reasonably believed by it to be genuine and to have been signed by an Authorized Officer of any Administrator or Third Party Agent.

     No party to this Agreement shall be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any or in any way due to the services provided hereunder or the performance of or failure to perform any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder.

     Any Administrator, Fund or Third Party Agent (including any Authorized Price Source) from which the Sub-Administrator/Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the accounting services provided hereunder is solely responsible for the content of such information including, without limitation, the accuracy thereof and each Administrator agrees to make no claim against the Sub-Administrator/Accounting Agent arising out of the content of such third-party data including, but not limited to, the accuracy thereof. Subject to the standard of care set forth in the first sentence of this Section 11, the Sub-Administrator/Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Sub-Administrator/Accounting Agent's reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Sub-Administrator/Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of any Administrator, any Fund or any Third Party Agent to provide it with the information required by Section 2.2 hereof. Further, and without in any way limiting the generality of the foregoing, the Sub-Administrator/Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by any Administrator or any Fund, insofar as such loss, damage or expense arises from the performance of the Sub-Administrator/Accounting Agent's duties hereunder by reason of the Sub-Administrator/Accounting Agent's reliance upon records that were maintained for any Administrator or any Fund by any entity other than the Sub-Administrator/Accounting Agent prior to the Administrators' appointment of the Sub-Administrator/Accounting Agent pursuant to this Agreement.

     Without in any way limiting the generality of the foregoing, the Sub-Administrator/Accounting Agent shall in no event be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of, or caused, or any loss or damages arising from or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, terrorism, natural disaster, governmental action or communication disruption or other impossibility of performance. In connection with the occurrence of any such event which actually causes loss, damage or expense to any Administrator with respect to any Fund, the Sub-Administrator/Accounting Agent shall use commercially reasonable efforts under the circumstances to mitigate the negative effect of such event on the Administrator with respect to such Fund. Notwithstanding the foregoing, the Sub-Administrator/Accounting Agent shall enter into and shall maintain in effect with appropriate parties one or more agreements (or make other arrangements) making reasonable provision for (i) back-up of the computer files and data with respect to the Fund, (ii) emergency use of electronic data processing equipment to provide services under this Agreement and (iii) such other aspects of its administration, accounting and recordkeeping business as the Sub-Administrator/Accounting Agent may, in the exercise of its own discretion, deem appropriate.

     In any event, the Sub-Administrator/Accounting Agent's cumulative liability for each calendar year in which (i) errors of judgment, (ii) mistakes of law, or
(iii) loss or damage resulting from the performance or non-performance of its duties have occurred (or, in the case of losses or damages, have accrued) with respect to any Fund under this Agreement (irrespective of when such losses or damages actually may be paid or suffered by the Administrators), and, in each case only with respect to the provision of the sub-administration services described in Section 6.1 hereof, and to the extent caused by or resulting from the negligence or willful misconduct of the Sub-Administrator/Accounting Agent, its officers, employees or agents, shall be limited to such amount as the parties may agree upon in writing.

     The Administrators shall indemnify and hold the Sub-Administrator/Accounting Agent free and harmless from all claims, demands, actions suits, losses, costs, damages and expenses, including reasonable fees and expenses for counsel, suffered or incurred by the Sub-Administrator/Accounting Agent caused by or resulting from the Sub-Administrator/Accounting Agent's acceptance of this Agreement, any act or omission of an Administrator, a Fund or a third party whose services the Sub-Administrator/Accounting Agent must rely upon in performing the services hereunder, any action or omission by the Sub-Administrator/Accounting Agent in the performance of its duties hereunder, or as a result of the Sub-Administrator/Accounting Agent's acting upon any instructions (including Proper Instructions) reasonably believed by it to have been duly authorized by an Administrator, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator/Accounting Agent, its officers or employees in cases of its or their own negligence or willful misconduct. All indemnification obligations of the Administrators set forth in this Agreement or provided pursuant to this Agreement shall survive the termination of this Agreement.

12.  Confidentiality

     (a) Each of the Administrators, on the one hand, and the Sub-Administrator/Accounting Agent, on the other hand, shall, and shall cause its affiliates to, maintain in confidence all Confidential Information (as defined below) of the Administrators and the Sub-Administrator/Accounting Agent, respectively, and shall not disclose such Confidential Information to any other person or entity except (i) to its (or any of its affiliates') employees, officers, agents, independent contractors, or consultants ("Personnel") as is necessary in connection with the performance of its activities as contemplated by this Agreement and (ii) to a Fund to the extent that such disclosure is a necessary part of any service provided hereunder. In maintaining the confidentiality of the Confidential Information of any other party to this Agreement, each of the Administrators, on the one hand, and the Sub-Administrator/Accounting Agent, on the other hand, shall exercise the same degree of care that such person shall exercise with respect to its own Confidential Information, including the use of customary data protection procedures, and in no event less than a reasonable degree of care.

     (b) The obligation of confidentiality contained in this Agreement shall not apply to any Transmissions or to the extent that (i) any Administrator or the Sub-Administrator/Accounting Agent (or, in each case, any affiliate thereof) (the "Disclosing Party") is required to disclose information pursuant to the terms of a governmental order, under applicable law or pursuant to a request by a governmental authority having jurisdiction over such person, (ii) the information was at the time of such disclosure by the Disclosing Party generally available to the public other than as a result of a disclosure by the Disclosing Party or any of its affiliates, or (iii) the disclosed information was received by the Disclosing Party on an unrestricted basis from a source unrelated to any party to this Agreement not under a duty of confidentiality to the other party. In the event that a party to this Agreement or any of its affiliates is requested by or pursuant to, or required by, law, a governmental order or a governmental authority having jurisdiction over such person to disclose any Confidential Information of any other party to this Agreement, such party will, to the extent not prohibited by law, such governmental order or such governmental authority, provide the other party (the "Interested Party") with prompt notice of such request or requirement in order to enable the Interested Party, at its own expense, to seek an appropriate protective order or other remedy (and, if the Interested Party seeks such order, the potential Disclosing Party will provide such cooperation as the Interested Party shall reasonably request) to resist or narrow the scope of such request or legal process, or waive compliance, in whole or in part, with the terms of this clause (b). In the event that such protective order or other remedy is not obtained or the Interested Party waives such compliance, only that portion of the Confidential Information may be disclosed as the Disclosing Party, as advised by counsel, is legally required to disclose and the Disclosing Party will use its best efforts to ensure that all such Confidential Information so disclosed will be accorded confidential treatment.

     (c) Each party to this Agreement acknowledges and confirms that the Confidential Information of each of the other parties to this Agreement constitutes proprietary information and trade secrets valuable to such other party, and that the unauthorized use, loss or outside disclosure of such Confidential Information shall cause irreparable injury to such other party. Each party to this Agreement shall notify the other parties hereto immediately upon discovery of any unauthorized use or disclosure of Confidential Information, and shall cooperate with each other party to this Agreement in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use. Each party to this Agreement acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information of another party to this Agreement and that such other party shall be entitled, without waiving other rights or remedies, to seek such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Each party to this Agreement shall be entitled to recover reasonable attorney's fees for any action arising out of or relating to a disclosure of Confidential Information of such party by any other party to this Agreement.

     (d) Upon the termination of this Agreement, each party to this Agreement shall return to the each other party hereto or destroy all Confidential Information of such other party in its possession or control, including any copies or reproductions thereof. Notwithstanding the foregoing, each party to this Agreement may retain one copy of the Confidential Information of each other party for its records but only to the extent required by any applicable law or by a governmental order or a governmental authority of competent jurisdiction, provided that such retained Confidential Information shall be subject to the confidentiality terms of this Agreement until it has been delivered to the relevant party hereto or destroyed pursuant to this Agreement.

     (e) The Sub-Administrator/Accounting Agent shall not (i) use any Administrator Content (as defined below) other than in connection with provision of services hereunder, (ii) disclose, sell, assign, lease or otherwise provide any Administrator Content to third parties, or (iii) commercially exploit any Administrator Content on its own behalf or on behalf of any third party.

     (f) Subject to statutory disclosure obligations, each party to this Agreement undertakes to comply with, and to cause its respective Personnel to comply with, the provisions of any applicable law regarding (i) the use of the personal data of (A) each other party hereto, (B) its and each of its affiliate's clients (including the Funds), (C) the persons or entities who become its or any of its affiliate's clients, and (D) any of its or any of its affiliate's Personnel and (ii) the protection of the confidentiality thereof.

     (g) Notwithstanding the foregoing, the Sub-Administrator/Accounting Agent may aggregate Fund data with similar data of other customers of the Sub-Administrator/Accounting Agent ("Aggregated Data") and may use Aggregated Data for purposes of constructing statistical models so long as such Aggregated Data represents such a sufficiently large sample that no Fund data can be identified either directly or by inference or implication. The Sub-Administrator/Accounting Agent hereby agrees that it shall not sell any such Aggregated Data.

     (h) The following terms used in this Section 12 shall have the following meanings:

          "Administrator Content" means collectively, all (i) logos, trademarks, images, text, works of authorship, and other content provided to the Sub-Administrator/Accounting Agent by any Administrator pursuant to this Agreement, (ii) Administrator Data, and (iii) intellectual property rights in the foregoing.

          "Administrator Data" means any data or information provided by or on behalf of any Administrator to the Sub-Administrator/Accounting Agent pursuant to this Agreement.

          "Confidential Information" of a party to this Agreement means all information relating to this Agreement (other than the existence of this Agreement), or received by any other party to this Agreement or any of its affiliates in the course of performing under this Agreement (including information relating to the Funds, the Funds' shareholders and shareholder accounts), which is or should reasonably be understood to be confidential or proprietary information of, or concerning, such party or its affiliates, including trade secrets, know-how, commercial, financial, and technical information, customer or client lists, programs, procedures, data, documents, computer information and databases, business plans, budget forecasts, business arrangements, information regarding specific transactions, financial information and estimates, works of authorship, and long-term plans and goals, the intellectual property rights of any party to any of the foregoing, and any information relating to the services provided hereunder. Confidential Information of any party includes all of such party's work product and all of the deliverables developed by such party specifically for another party in connection with the services provided hereunder, including software, reports, data, information, works of authorship and inventions, and all documentation related thereto (excluding software owned by any third party and commercial off-the-shelf software).

13.  Compliance With Governmental Rules and Regulations; Records and Reports

     Except as described in the next paragraph with respect to books and records, each Administrator assumes full responsibility for each Fund's compliance with all securities, tax, commodities and other laws, rules and regulations applicable to the Fund.

     In compliance with the requirements of Rule 31a-3 under the 1940 Act to the extent that such Rule is applicable to any Fund, the Sub-Administrator/ Accounting Agent agrees that all records which it maintains for such Fund shall at all times remain the property of such Fund and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request of the applicable Administrator or such Fund. The Sub-Administrator/Accounting Agent further agrees that all records which it maintains for any Fund pursuant to the 1940 Act, the Securities Exchange Act of 1934, the 1933 Act, the Employee Retirement Income Security Act of 1974, the Commodity Exchange Act, and the regulations promulgated under each such Act, as applicable, will be preserved for the periods prescribed by thereby unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form.

     The Sub-Administrator/Accounting Agent shall engage its independent outside accounting firm to prepare periodic (but at least annual) reports (collectively, "Type II SAS 70 Reports") in compliance with the provisions of the Statements on Auditing Standards No. 70 ("SAS 70"), or such other similar reports as may be required under the Statements on Auditing Standards, evaluating the polices, procedures, and internal controls of the Sub-Administrator/Accounting Agent as they relate to the services performed by the Sub-Administrator/Accounting Agent hereunder. The Sub-Administrator/Accounting Agent shall promptly provide the Administrators with true and correct copies of any Type II SAS 70 Reports prepared pursuant to this Section 13. To the extent compliance with SAS 70 requires, or the parties hereto reasonably mutually agree on, the joint preparation of the Type II SAS 70 Reports evaluating the services performed by the Sub-Administrator/Accounting Agent and the Administrators for the Funds, the Administrators shall, and shall cause their independent outside accounting firm to, cooperate in good faith with the Sub-Administrator/Accounting Agent and its independent outside accounting firm to jointly prepare such Type II SAS 70 Reports.

     The Sub-Administrator/Accounting Agent will permit the Funds, the Administrators or their external auditors to make periodic on-site inspections of the Sub-Administrator/Accounting Agent's operations at reasonable times and upon reasonable notice during business hours as the Administrators deem appropriate. The Sub-Administrator/Accounting Agent shall allow the Funds, Administrators or their external auditors to access any reports made available to the public. The provisions of this Section 13 shall survive any termination of this Agreement for a period of two (2) years.

14.  Services Not Exclusive

     The services of the Sub-Administrator/Accounting Agent to each Fund are not to be deemed exclusive, and the Sub-Administrator/Accounting Agent shall be free to render similar services to others. The Sub-Administrator/Accounting Agent shall be deemed to be an independent contractor and, unless otherwise expressly provided herein or authorized by a Fund from time to time, shall have no authority to act or represent the Administrator or the Fund in any way or otherwise be deemed an agent of the Administrator or the Fund.

15.  Term, Termination and Amendment

     (a) This Agreement shall become effective on the date of its execution and shall remain in full force and effect until March 31, 2008 (the "Initial Term") and shall automatically continue in full force and effect after the Initial Term on an annual basis thereafter unless the Administrators terminate or the Sub-Administrator/Accounting Agent terminates this Agreement by written notice to the Administrators or the Sub-Administrator/Accounting Agent, as applicable, at least three hundred and sixty-five (365) days prior to the expiration of the Initial Term or any annual term thereafter. If this Agreement is terminated by either party as provided in the immediately preceding sentence, the Sub-Administrator/Accounting Agent shall, at the request of the Administrators, continue to provide services hereunder for a period (the "Extension Period") of one hundred and eighty (180) days after the date of termination under the immediately preceding sentence and the compensation payable to the Sub-Administrator/Accounting Agent for such Extension Period shall be (i) if this Agreement is terminated under the first sentence of this Section 15(a) by the Sub-Administrator/Accounting Agent, the compensation described on Schedule D attached hereto as in effect on the date of the commencement of the Extension Period, or (ii) if this Agreement is terminated under the first sentence of this
Section 15(a) by the Administrators, one hundred and twenty-five percent (125%) of the compensation described on

Schedule D attached hereto as in effect on the date of the commencement of the Extension Period for the duration of such Extension Period.

     (b) Notwithstanding the provisions of clause (a) herein, and subject to the provisions of clause (c) herein, within thirty (30) days of each Constructive Termination Date (as defined herein) the Administrators shall pay to the Sub-Administrator/Accounting Agent a fee (a "Termination Fee") which is equal to 25% of the aggregate amount of fees which would have been payable to the Sub-Administrator/Accounting Agent under this Agreement with respect to the Terminated Funds, calculated in accordance with the Schedule D in effect on such Constructive Termination Date (as defined herein) but based on, in the case of the calculation of the sub-administration fees, the average assets of the Fund during the sixty (60) day period preceding its termination as a Fund hereunder, and for the greater of (A) three (3) years from such Constructive Termination Date or (B) the remainder of the Initial Term of this Agreement.

For purposes of this Section 15, (i) a "Terminated Fund" is a Fund (A) to which an Administrator no longer furnishes administrative and/or fund accounting services as a result of the termination, expiration or non-renewal of the applicable administration, advisory or other service agreement by and between such Fund and the Administrator (an "Administration Agreement"), and the provision of services by the Sub-Administrator/Accounting Agent to any Administrator (or its affiliates) under this Agreement with respect to each such Fund is then eliminated or terminated; (B) that has not entered into a State Street Agreement as set forth in clause (c) below; and (C) with respect to which a Termination Fee has not been paid, and (ii) a "Constructive Termination Date" will occur (A) when the aggregate number of Terminated Funds since the date hereof equals 15% or more of the sum of (y) the aggregate number of Funds listed on Schedule A on the date hereof plus (z) the number of Funds added to Schedule A from time to time prior to such Constructive Termination Date and (B) thereafter, each time when the aggregate number of Terminated Funds since the last Constructive Termination Date equals 15% or more of the sum of (y) the aggregate number of Funds listed on Schedule A on the most recent Constructive Termination Date plus (z) the number of Funds added to Schedule A from time to time prior to the next Constructive Termination Date.

     (c) If, prior to the expiration of the Initial Term and on or before the thirtieth (30th) day after the most recent Constructive Termination Date, the Sub-Administrator/Accounting Agent is directly appointed by any Terminated Fund to perform such administrative and accounting services directly to such Fund pursuant to an agreement with substantially similar terms as this Agreement (the "State Street Agreement"), a term equal to or greater than the remaining portion of the Initial Term of this Agreement, and with a Fee Schedule comparable to the Fee Schedule currently in effect under this Agreement and attached as Schedule D with respect to the sub-administration services listed on Schedule B-1 attached hereto and the sub-accounting services listed on Schedule B-3 attached hereto, then the Administrators shall not be required to include such Terminated Fund in the calculation of the Termination Fee then payable.

Notwithstanding the provisions of subsection (c), however, in the event that the State Street Agreement is terminated by any Fund for any reason other than cause (such as the negligence or willful misconduct of the Sub-Administrator/Accounting Agent, its officers or employees) prior to March 31, 2008 (the expiration of the Initial Term under this Agreement), the Administrators shall pay to the Sub-Administrator/Accounting Agent, within thirty (30) days of such termination, a Termination Fee which is equal to 25% of the fees that would have been payable to the Sub-Administrator/Accounting Agent under this Agreement with respect to the relevant Terminated Fund, calculated in accordance with the Schedule D as in effect on the last day that such Terminated Fund was listed on Schedule A to this Agreement (but based on, in the case of the calculation of the sub-administration fees, the average assets of the fund during the sixty (60) day period prior to the termination), and for the remainder of the Initial Term of this Agreement.

The amount of the termination fee, if any, payable and actually paid by such Terminated Fund to the Sub-Administrator/Accounting Agent in connection with the termination of, and as described in, the State Street Agreement shall reduce any fee payable by the Administrators under this subsection (c).

     (d) The portion of any Termination Fee payable with respect to a Terminated Fund under subsection (b) and the Termination Fee payable with respect to a Terminated Fund under subsection (c) hereof shall be reduced by 40% in the event that the Terminated Fund is or becomes, on or before the date that such Termination Fee is due, a part of any fund family not listed on Schedule A attached hereto, and for which the Sub-Administrator/Accounting Agent provides sub-administrative and sub-accounting services.

     (e) Termination of this Agreement with respect to a Fund shall in no way affect the continued validity of this Agreement with respect to any other Fund. Upon termination of this Agreement with respect to a Fund, and subject to the provisions of Section 7.2, Schedule A shall be amended to reflect the Funds subject to the terms of this Agreement.

     (f) Notwithstanding clause (d), the Administrators may terminate this Agreement (i) upon thirty (30) days' written notice to the Sub-Administrator/Accounting Agent that the Sub-Administrator/Accounting Agent is in breach of this Agreement, and the Sub-Administrator/Accounting Agent within such period fails to cure such breach, (ii) upon intervention of bankruptcy or receivership with respect to the Sub-Administrator/Accounting Agent, or (iii) upon the execution by the Sub-Administrator/Accounting Agent of any assignment for the benefit of creditors. Any such termination shall be in addition to, and not in lieu of, any rights the Administrators may have at law or in equity against the Sub-Administrator/Accounting Agent.

     (g) Upon termination of this Agreement, the Administrators shall pay to the Sub-Administrator/Accounting Agent such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination.

     (h) If a successor sub-administrator/accounting agent or administrator or accounting agent for any Fund shall be appointed by any Administrator or by a Fund, respectively, the Sub-Administrator/Accounting Agent shall upon termination of this Agreement with respect to that Fund use commercially reasonable efforts to transfer the records of such Fund to the designated successor sub-administrator/accounting agent or administrator or accounting agent for that Fund, as appropriate, to provide reasonable assistance to the applicable Administrator and that Fund's designated successor sub-administrator/accounting agent or administrator or accounting agent, and to provide other information relating to its services provided hereunder (subject, in each case, to the recompense of the Sub-Administrator/Accounting Agent for such assistance at its standard rates and fees in effect at the time of such transfer). If no such successor sub-administrator/accounting agent or administrator or accounting agent shall be appointed for a Fund, the Sub-Administrator/Accounting Agent shall, upon receipt of Proper Instructions on or before the termination of this Agreement for such Fund, deliver such Fund's property in accordance with such instructions. If no successor sub-administrator/accounting agent or administrator or accounting agent shall be appointed for a Fund and no Proper Instructions have been received, in each case, on or before the termination of this Agreement for such Fund, the Sub-Administrator/Accounting Agent shall upon such termination deliver to the Administrator of such Fund (or its successor), at the office of the Sub-Administrator/Accounting Agent, all property of such Fund.

     (i) This Agreement may be modified or amended from time to time by mutual written agreement of all parties hereto.

16.  Notices

     Any notice, instruction, instrument or other communication authorized or required by this Agreement to be given to either party shall be in writing and may be delivered in person to the offices of the parties set forth herein during normal business hours or by facsimile, telex or cable, or posted by prepaid registered mail, to the following address (or such other address as a party may specify by written notice to the other):

     To the Administrators:

            Charles Rizzo, Director
            Deutsche Investment Management Americas Inc.
            Two International Place
            Boston, MA  02210
            Telephone: (617) 295-2674
            Facsimile: (617) 443-7036

            Richard T. Hale, Managing Director
            Deutsche Investment Management Americas Inc.
            One South Street
            Baltimore, MD 21201
            Telephone: (410) 895-3663
            Facsimile: (410) 895-4921

            With a copy to:

            Jody Irwin, Esq.
            Deutsche Investment Management Americas Inc.
            345 Park Avenue
            New York, NY  10154
            Telephone: (212) 336-4836
            Facsimile: (212) 223-3127

     To the Sub-Administrator/Accounting Agent:

            State Street Bank and Trust Company
            U.S. Investor Services Division, LCC 2S
            Lafayette Corporate Center
            2 Avenue de Lafayette
            Boston, MA  02111-1724
            Attn: Gary French, Senior Vice President
            Telephone: (617) 662-4031
            Fax: (617) 662-2866

            With a copy to:

            State Street Bank and Trust Company
            One Federal Street, 9th Floor (B02/9)
            P.O. Box 5049
            Boston, Massachusetts 02110
            Attn: Mary Moran Zeven, Esq.
            Telephone: (617) 662-1783
            Fax: (617) 662-3805

Such notice, instruction, instrument or other communication shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting; in the case of cable, twenty-four hours after dispatch; and, in the case of facsimile or telex, immediately on dispatch, and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

17.  Remote Access Services Addendum

     Each Administrator and the Sub-Administrator/Accounting Agent hereby agree to the terms of the Remote Access Services Addendum attached hereto as Schedule F.

18.  Non-Assignability

     This Agreement shall not be assigned by any party hereto without the prior consent in writing of all other parties, except that any Administrator or the Sub-Administrator/Accounting Agent may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with that Administrator or the Sub-Administrator/Accounting Agent, provided, that (a) with respect to any assignment by any party hereto, the agreements referred to in Section 20 are also so assigned, and (b) with respect to any assignment by any Administrator, such successor entity has also succeeded to the rights and authorities of that Administrator under the Administration Agreements to which such Administrator is a party and all such Administration Agreements, as so assigned, remain in full force and effect.

19.  Successors

     This Agreement and the related Schedules shall be binding on and shall inure to the benefit of each Administrator and the Sub-Administrator/Accounting Agent and its respective successors and permitted assigns.

20.  Entire Agreement

     This Agreement, the related Schedules which the parties may have entered into with respect to the services provided pursuant to this Agreement, and the agreements which the parties may have entered into from time to time regarding service benchmarks as described in Section 9.1 and any limitation on liability as described in Section 11, contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

21.  Waiver

     The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

22.  Interpretive and Additional Provisions

     In connection with the operation of this Agreement, the Sub-Administrator/ Accounting Agent and the Administrators, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of a Fund's governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

23.  Severability

     If any provision of this Agreement is invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

24.  Governing Law

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to conflict of laws principles thereunder.

25.  Reproduction of Documents

     This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.  Counterparts

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

                           [Signature page follows.]

     In Witness Whereof, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                    DEUTSCHE INVESTMENT MANAGEMENT AMERICAS INC.


                                    By:
                                        ----------------------------------------
                                    Name:
                                    Title:


                                    SCUDDER FUND ACCOUNTING CORPORATION


                                    By:
                                        ----------------------------------------
                                    Name:
                                    Title:


                                    INVESTMENT COMPANY CAPITAL CORP.


                                    By:
                                        ----------------------------------------
                                    Name:
                                    Title:


                                    STATE STREET BANK AND TRUST COMPANY


                                    By:
                                        ----------------------------------------
                                    Name:  Gary French
                                    Title: Senior Vice President

                                   SCHEDULE A

                                 LIST OF FUNDS

          Name of Fund               Type of Fund       Administrator for Fund
(list separately any series or
    portfolios of any Fund)

                       [See attached Excel spreadsheet.]

                                  SCHEDULE B-1

                          SUB-ADMINISTRATIVE SERVICES*

Pursuant to the terms and conditions of this Agreement, the Sub-Administrator/ Accounting Agent shall, with respect to each Fund that is a registered investment management company unless otherwise provided, do the following:

     a. Submit budgets and expense accruals for review and authorization by the Administrator of the Fund;

     b. Review calculations of fees paid to the Fund's investment adviser, custodian and transfer agent and submit such calculations to the Fund's Administrator for approval;

     c. Prepare for review and approval by the Fund's Administrator financial information for the Fund's semi-annual and annual reports, proxy statements and other communications required or otherwise to be sent to the Fund's shareholders;

     d. Prepare for review by the Fund's Administrator the Fund's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") and financial information required by Form N-1A and such other reports, forms or filings as may be mutually agreed upon;

     e. Prepare reports relating to the business and affairs of the Fund as may be mutually agreed upon and not otherwise prepared by the Fund's Administrator, investment adviser, custodian, legal counsel or independent accountants;

     f. Consult with the Administrator, the Fund's officers, independent accountants, legal counsel, custodian and transfer agent, as needed, in establishing the accounting policies and disclosure of the Fund;

     g. Prepare and provide fund information to the Administrator of the Fund and external parties, including monthly portfolios as instructed;

     h.   Provide product support for fund information and filings;

     i. Calculate performance of the Fund for such periods of time as the parties agree upon and provide such reports concerning such performance as the Fund may reasonably request or deem appropriate;

     j. Provide sub-certifications to the Administrator of the Fund in connection with Sarbanes-Oxley Act of 2002 certification requirements; and

     k.   Provide management reporting as agreed upon.

Pursuant to the terms and conditions of this Agreement, the Sub-Administrator/ Accounting Agent shall, with respect to each Fund that is a Life Insurance Product, unless otherwise provided, do the following:

     a Prepare on an annual basis for review by the Fund's Administrator a list of the Fund's portfolio holdings;

     b. Calculate performance of the Fund for such periods of time as the parties agree upon and provide such reports concerning such performance as the Fund's Administrator may reasonably request or deem appropriate; and

     c.   Provide management reporting as agreed upon.

Pursuant to the terms and conditions of this Agreement, the Sub-Administrator/ Accounting Agent shall, with respect to each Fund that is a defined contribution plan, unless otherwise provided, do the following:

     a. Calculate performance of the Fund for such periods of time as the parties agree upon and provide such reports concerning such performance as the Fund may reasonably request or deem appropriate; and

     b.   Provide management reporting as agreed upon.

* Will be performed in accordance with operating policies agreed to periodically between the Sub-Administrator/Accounting Agent and the Administrators.

                                  SCHEDULE B-2

                    POLICIES AND PROCEDURES WITH RESPECT TO
                 SUB-ADMINISTRATIVE AND SUB-ACCOUNTING SERVICES

     1.   Valuation Procedures

               a. Daily valuation in accordance with approved valuation procedures.
               b. Notify Administrator of securities and other assets for which market quotations are not readily available.
               c. Assist Administrator in implementation of stated valuation policies and methods as described in the Valuation Procedures.

     2.   2a-7 Procedures

               a. Provide marked-to-market valuations for money market funds weekly or as reasonably requested by Administrator
               b. Monitor deviation between marked-to-market and amortized cost valuations, in connection with 2.a. above and provide report to Administrator.
               c. Furnish such reports to the Administrator, as may be necessary, to comply with the reporting provisions of Rule 2a-7 and the Funds' Rule 2a-7 Procedures.

     3.   NAV Error Correction Policy

               a. Calculate NAV errors per share, where applicable and the per share percentage of the NAV.
               b. Notify Administrator of NAV errors greater than or equal to $0.01 per share or, if less than $0.01 per share, if greater than 1/2 of 1% of the NAV. Provide a standard, agreed upon analysis of the NAV error impact.

     4.   As of Transactions

               a. Calculate "as of" impacts on a daily basis at the class and fund level for each Fund.
               b. Adhere to Board approved "as of" policy in recording adjustments or advise Administrator where adherence is not reasonable or practicable. Obtain authorization from Administrator prior to taking action where adherence to Board policy is questioned.
               c. Furnish such reports as may be necessary to comply with the Funds' "as-of" transactions correction policy to Administrator.

     5.   Daily Dividend Resolutions

               a. Calculate Fund's daily dividends and distributions according to each Fund's Board-approved daily dividend resolution and recommendations by the Administrator's Tax Department.

                                  SCHEDULE B-3

                            SUB-ACCOUNTING SERVICES*

Pursuant to the terms and conditions of this Agreement, the Sub-Administrator/Accounting Agent shall, with respect to each Fund, unless otherwise provided, do the following:

     1. Record general ledger entries and maintain accounting journals and records.
     2.   Record capital stock and portfolio investment transactions.
     3. Maintain historical tax lots in accordance with specific identification method.
     4.   Maintain individual ledgers for investment securities.
     5. Calculate daily expenses and process payments as authorized and instructed by Administrator
     6.   Calculate daily income.

               a. Calculate and record daily dividend rates as stated in the Fund's dividend resolutions.
               b. Record non-daily dividend rates as authorized by the Fund's Administrator.

     7. Calculate net asset value, and public offering price, if applicable, based on the Fund's Prospectus, Statement of Additional Information and approved valuation procedures.
     8.   Calculate, money market yields and SEC yields as applicable.
     9. Reconcile daily transaction activity to the trial balance, to third party vendors, to the Administrator records and to other sources, as agreed upon.
     10. Reconcile positions and cash between third party custodians and the accounting records of the Fund.
     11. Notify and transmit financial data as reasonably requested by the Fund's Administrator.
     12.  Prepare account balances and monthly proofs.
     13. Provide the Fund's Administrator and investment manager with the cash balance available for investment purposes daily for the legacy Deutsche Bank funds which have not converted to State Street's custody platform.
     14. Provide the Fund's Administrator with accounting information and exception reporting, as reasonably requested.
     15. Provide accounting information as reasonably requested for the Fund to prepare tax calculations and reporting.
     16. Assist as reasonably required in Fund events such as liquidations, in-kind transactions, mergers, expense structure changes. etc.
     17. Assist independent accountants or any regulatory body with appropriate jurisdiction over the Fund in any requested review of the Fund's accounts or records.
     18. Record income from securities lending activity and provide reports as reasonably requested.
     19.  Provide management reporting as agreed upon.
     20. Value portfolio securities in accordance with the Fund's approved valuation procedures.
     21. Assist the Fund's Administrator in establishing the accounting policies of the Fund.
     22. Transmit end of day fund information to the Fund's transfer agent and other parties as instructed by the Fund's Administrator.
     23. Provide sub-certifications to the Administrator of the Fund in connection with Sarbanes-Oxley Act of 2002 certification requirements.

     * Will be performed in accordance with operating policies agreed to periodically between the Sub-Administrator/Accounting Agent and the Administrators.

                                   SCHEDULE C

                    DATA REQUIRED FOR SUB-ADMINISTRATIVE AND
                             SUB-ACCOUNTING SERVICES

Information Required to be Supplied       Responsible Party
-----------------------------------       -----------------

Portfolio Trade Authorizations            Investment Adviser
Currency Transactions                     Investment Adviser
Cash Transaction Report                   Custodian
Portfolio Prices                          Third Party Vendors/Investment Adviser
Exchange Rates                            Third Party Vendors/Investment Adviser
Capital Stock Activity Report             Transfer Agent
Dividend/Distribution Schedule            Investment Adviser/Administrator
Dividend/Distribution Declaration         Investment Adviser/Administrator
Dividend Reconciliation/Confirmation      Transfer Agent
Corporate Actions                         Third Party Vendors/Custodian
Service Provider Fee Schedules            Investment Adviser
Expense Budget                            Investment Adviser/Administrator
Amortization Policy                       Investment Adviser/Administrator
Accounting Policy/Complex Investments     Investment Adviser/Administrator
Audit Management Letter                   Auditor
Shareholder Letter                        Investment Adviser
Annual/Semi-Annual Reports                Investment Adviser/Administrator

                                   Schedule D

                         Fees and Expense Reimbursements

--------------------------------------------------------------------------------
                       State Street Bank and Trust Company
--------------------------------------------------------------------------------

                    FUND ADMINISTRATION COMPLEX FEE SCHEDULE
                                       FOR
                  DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.
                                  April 1, 2003

I.   Fees for Fund Administration Services:

     The following fee schedule is for the delivery of specified fund administration services to Deutsche Asset Management in support of the Scudder fund complex to include: Financial reporting; Monthly expense budgeting and bill processing; and Performance reporting. The following fees schedules will apply to the noted product types as follows:

     A.) Long Term Mutual Funds, Closed End Funds, Money Market Funds, Variable Annuity and Fund of Funds

                                                     Reporting, Expenses
                                                       and Performance
                                                     -------------------
     The greater of:
     Basis Points on All Assets (a)or                        0.393
     Minimum Per Portfolio (b)                             $30,000

     PLUS
     Class Fees (see II below)                             $ 1,500
     Feeder Fee (see II below)                             $20,000

     (a) Assets include all assets for the fund complex less fund of funds, DC, and Insurance assets for both service levels.

     (b) Portfolios include all Funds except Feeder Funds, DC and Insurance funds. Fund of Funds are included in the minimum portfolio charge but assets are not double counted as part of the basis point fee.

     B.)  Defined Contribution Plans - performance only
     Flat fee per class per year                            $2,000

     C.) Insurance Products - annual portfolio of investments and monthly performance

     Flat fee per portfolio / year   $5,000 for annual portfolio of investments
     Flat fee per class /year        $2,000 for performance

     Fund Fees:

     Total net assets (as defined) of all portfolios will be used to calculate the fee by multiplying the net assets on all portfolios by the basis point fees in the above schedule. The minimum fee will be calculated by multiplying the minimum fee by the number of portfolios (as defined) to arrive at the total minimum fee. The greater of the basis point fee or the minimum fee will be accrued to each portfolio based on the pro-rata total net asset value of each portfolio, or as instructed by the client.

II.  Multiple Classes of Shares / Feeder Funds

     As noted above, an additional annual fee will be applied for each class of shares, excluding the first class of shares, if more than one class of shares is operational in a Fund. There will also be a separate charge as noted above for each feeder fund.

--------------------------------------------------------------------------------
                       State Street Bank and Trust Company
--------------------------------------------------------------------------------

                    FUND ADMINISTRATION COMPLEX FEE SCHEDULE
                                       FOR
                  DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.
                            April 1, 2003 (continued)

III. Out of Pocket Expenses - Include, But May Not Be Limited To:

     .    Legal fees, audit fees and other professional fees
     .    Postage, archive, telephone and express delivery

          .    Supplies related to Fund records
          .    Travel and lodging for Board and Operations meetings

     . Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.
     . Such other expenses as may be mutually agreed to between the Sub-Administrator/Accounting Agent and the Administrators from time to time.

IV.  Special Arrangements

     Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation. Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.

--------------------------------------------------------------------------------

                       State Street Bank and Trust Company

--------------------------------------------------------------------------------

                          FUND ACCOUNTING FEE SCHEDULE
                                       FOR
                  DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.
                                  April 1, 2003

I    Fund Accounting

     Maintain investment ledgers; provide selected portfolio transactions, position and income reports. Maintain general ledger and capital stock accounts. Prepare daily trial balances. Calculate net asset value daily. Provide selected general ledger reports.

     The fund accounting fee shown below is an annual charge, billed and payable monthly, based on average monthly net assets for the entire complex, by the asset class categorized below.

     -----------------------------------------------------------------------------------
                                                                     Per Fund
     -----------------------------------------------------------------------------------
     Fund Net Assets                                       Fund Accounting   Minimum Fee
     -----------------------------------------------------------------------------------
     Global and Domestic Fixed Income and Balanced Funds       .75 BPS         $31,000
     -----------------------------------------------------------------------------------
     Global and Domestic Equity Funds                          .45 BPS         $27,500
     -----------------------------------------------------------------------------------
     Money Market Funds                                        .10 BPS         $20,000
     -----------------------------------------------------------------------------------

     Fund of Funds will have a flat accounting fee of $15,000 per fund. There will be no charge for access to In-Sight.

II   Multi-Class, Multi-Managed and Master Feeder Fees

     Multi-Class Fees:                    $200 per additional class per month
     Multi-Managed Fee                    $250 per additional manager per month
     Master Feeder                        $250 per feeder fund per month

III  Advertised Yield Calculation

     Monthly charge of $300 per fund and $50 per additional class of shares.

IV.  SPECIAL SERVICES

     Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. Fees for tax accounting/record keeping for options, financial futures, and other special items will be negotiated separately.

--------------------------------------------------------------------------------

                       State Street Bank and Trust Company

--------------------------------------------------------------------------------

                          FUND ACCOUNTING FEE SCHEDULE
                                       FOR
                  DEUTSCHE INVESTMENT MANAGEMENT AMERICAS, INC.
                            April 1, 2003 (continued)

V.   OUT-OF-POCKET EXPENSES

     A billing for the recovery of applicable out-of-pocket expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

     Telephone
     Courier, Postage and Insurance
     Duplicating Fees
     External Legal Fees, Audit Fees and Other Professional Fees
     Supplies Related to Fund Records
     Special programming or enhancements to programs or transmissions will be billable at an agreed upon rate.

VI.  MONTHLY QUOTE CHARGE PER PRICING VENDOR

     .    Reuters / Bridge Equity Foreign Equities                        2.00
     .    Reuters / Bridge Equity Listed Equities and OTC Equities        2.00
     .    Reuters / Bridge Fixed Income Corporate and Government Bonds   11.00
     .    JJ Kenny/S&P Municipal Bonds                                   12.00
     .    Bear Stearns Corporate and Government Bonds                     7.00
     .    CIBC World Markets Canadian Fixed Income                        6.00
     .    FRI Corporation International Fixed Income                      8.00
     .    FRI Corporation Unlisted Equities                               8.00
     .    FT Interactive Data

               .    Corps, Gov't, Convertibles and ADR                    8.00
               .    MBS Pools                                             5.00
               .    CMOs                                                 11.00
               .    Municipals                                           11.00
               .    International Fixed Income                           14.00

     .    Manual Quotes Per Security                                     10.00

For billing purposes, the monthly quote charge will be based on the number of month end holdings held in a fund.

                                   SCHEDULE E
                       Form of Price Source Authorization

To:  State Street Bank and Trust Company

From: [Administrator Name]
                           -----------------------
Administrator Address:
                       ----------------------------
Date:
      ------------

Re:  PRICE SOURCE AUTHORIZATION

Reference is made to the Sub-Administration and Sub-Accounting Agreement dated
            , 2003 (as amended, restated, modified or supplemented from time to
--------- --
time, the "Sub-Administration and Sub-Accounting Agreement") by and between
            (the "Administrator"), other administrators and State Street Bank
-----------
and Trust Company (the "Sub-Administrator/Accounting Agent"). Capitalized terms used in this Price Source Authorization or in any attachment or supplement shall have the meanings provided in the Sub-Administration and Sub-Accounting Agreement unless otherwise specified. Pursuant to the Sub-Administration and Sub-Accounting Agreement, the Administrator hereby directs the Sub-Administrator/Accounting Agent to calculate the net asset value ("NAV") of each Fund, in accordance with the terms of such Fund's currently effective prospectus or other governing document. The Sub-Administrator/Accounting Agent will perform the NAV calculation subject to the terms and conditions of the Sub-Administration and Sub-Accounting Agreement and this Price Source Authorization.

The Administrator hereby authorizes the Sub-Administrator/Accounting Agent to use the pricing sources specified on the attached Authorization Matrix (as amended from time to time) as sources for prices of assets in calculating the NAV of each Fund. The Administrator understands that the Sub-Administrator/Accounting Agent does not assume responsibility for the accuracy of the quotations provided by the specified pricing sources and that the Sub-Administrator/Accounting Agent shall have no liability for any incorrect data provided by the pricing sources specified by the Administrator, except as may arise from the Sub-Administrator/Accounting Agent's lack of reasonable care in performing agreed upon tolerance checks as to the data furnished and calculating the NAV of a Fund in accordance with the data furnished to the Sub-Administrator/Accounting Agent. The Administrator also acknowledges that prices supplied by the Administrator or an affiliate may be subject to approval of a Fund's Board of Trustees or Board of Directors, as applicable, and are not the responsibility of the Sub-Administrator/Accounting Agent.

Subject to the standard of care for the Sub-Administrator/Accounting Agent set forth in the first sentence of Section 11 of the Sub-Administration and Sub-Accounting Agreement, the Administrator agrees to indemnify and hold the Sub-Administrator/Accounting Agent harmless from any claim, loss or damage arising as a result of using prices furnished by any specified pricing source.

The Sub-Administrator/Accounting Agent agrees that written notice will be sent to the Administrator (i) of any change in the name of any specified pricing source or (ii) in the event any specified pricing source has informed the Sub-Administrator/Accounting Agent that it shall no longer support the pricing logic chosen by the Administrator, in each case, as soon as practicable after such information is available to the Sub-Administrator/Accounting Agent.

Kindly acknowledge your acceptance of this authorization in the space provided below.

                                [NAME OF ADMINISTRATOR]


                                 By
                                   ---------------------------------------------
                                 Name:
                                 Title:

                                 The foregoing authorization is hereby accepted. STATE STREET BANK AND TRUST COMPANY


                                 By:
                                    --------------------------------------------
                                                                ,Vice President

 AUTHORIZATION MATRIX to be attached to Price Source Authorization dated
                                                                         -------

CLIENT:                                         Effective Date:        (supersedes prior Authorization
        ----------------                                        ------
Matrices)

Note: [Please submit Client Name, Fund Name and/or List of Funds with this form]

-------------------------------------------------------------------------------------------------------------------
                                                 Secondary   Tertiary                   Pricing Default   Valuation
Security Type                   Primary Source     Source     Source    Pricing Logic       logic           Point
-------------------------------------------------------------------------------------------------------------------
EQUITIES
-------------------------------------------------------------------------------------------------------------------
   U. S. Listed Equities
   (NYSE, AMEX)                     Bridge        Reuters                     Last                          Market
                                                                                                            Close
-------------------------------------------------------------------------------------------------------------------
   U.S. OTC Equities (Nasdaq)       Bridge        Reuters                                                   Market
                                                                                                            Close
-------------------------------------------------------------------------------------------------------------------
   Foreign Equities
-------------------------------------------------------------------------------------------------------------------
   Listed ADR's
-------------------------------------------------------------------------------------------------------------------
FIXED INCOME
-------------------------------------------------------------------------------------------------------------------
   Municipal Bonds
-------------------------------------------------------------------------------------------------------------------
   US Bonds (Treasuries, MBS,
   ABS, Corporates)
-------------------------------------------------------------------------------------------------------------------
   Eurobonds/Foreign Bonds
-------------------------------------------------------------------------------------------------------------------
OTHER ASSETS
-------------------------------------------------------------------------------------------------------------------
   Options
-------------------------------------------------------------------------------------------------------------------
   Futures
-------------------------------------------------------------------------------------------------------------------
   Non - Listed ADR's
-------------------------------------------------------------------------------------------------------------------
      EXCHANGE RATES
-------------------------------------------------------------------------------------------------------------------
      FORWARD POINTS
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
BPS: Global Pricing Services           35               Last Updated: 04/24/2003

                   Price Source and Methodology Authorization

Instructions: For each security type allowed by the Fund Prospectus, please indicate the primary, secondary and tertiary source to be used in calculating Net Asset Value for the Funds identified. NOTE: If Investment Manager is a Pricing Source, please specify explicitly.

State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NAVigator Pricing System which specifies pricing tolerance thresholds, index and price aging details. The Sources Status Pricing Matrix will be provided for your information and review.


AUTHORIZED BY:
               ------------------------
                  Authorized Officer

ACCEPTED:
          -----------------------------
           State Street Vice President

--------------------------------------------------------------------------------
BPS: Global Pricing Services           36

                            Last Updated: 04/24/2003

                                   Schedule F

                         Remote Access Services Addendum

     ADDENDUM to that certain Sub-Administration and Sub-Accounting Agreement
dated as of         , 2003 (the "Sub-Administration and Sub-Accounting
            --------
Agreement") by and among                         (the "Customer"), other
                         -----------------------
administrators and State Street Bank and Trust Company, including its subsidiaries and affiliates ("State Street").

     State Street has developed and utilizes proprietary accounting and other systems in conjunction with the services which State Street provides to the Customer. In this regard, State Street maintains certain information in databases under its control and ownership which it makes available to its customers (the "Remote Access Services").

The Services

State Street agrees to provide the Customer, and its designated investment advisors, consultants or other third parties authorized by State Street ("Authorized Designees") with access to In~Sight(SM) as described in Exhibit A or such other systems as may be offered from time to time (the "System") on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause its Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street for use of the System and access to the Remote Access Services. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom it has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and the Customer will cooperate with State Street in seeking injunctive or other equitable relief. The Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the Fee Schedule initially set forth on Schedule D to the Sub-Administration and Sub-Accounting Agreement, as may be amended from time to time by the parties. The Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know- how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation

                                     xxxvii
and other information made available to the Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary rights of State Street related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors (the "Proprietary Information"). The Customer agrees on behalf of itself and its Authorized Designees to keep the Proprietary Information confidential and to limit access to its employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

The Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Addendum. The Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party, other than the Customer's Authorized Designees, to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street's databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer, as State Street's customer.

The Customer agrees that neither it nor its Authorized Designees will modify the System in any way; enhance or otherwise create derivative works based upon the System, nor will the Customer or the Customer's Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

The Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology including, but not limited to, the use of the Internet, and the necessity of relying upon third party sources, and data and pricing information obtained from third parties, the System and Remote Access Services are provided "AS IS", and the Customer and its Authorized Designees shall be solely responsible for the investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall either party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party's control.

State Street will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available state of the art technology to offer products that are Year 2000 compliant, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and

                                     xxxviii
the next one-hundred years, and if any changes are required, State Street will make the changes to its products at no cost to you and in a commercially reasonable time frame and will require third-party suppliers to do likewise. The Customer will do likewise for its systems.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET, FOR ITSELF AND ITS RELEVANT LICENSORS, EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against the Customer to the extent that it is based upon an assertion that access to the System or use of the Remote Access Services by the Customer under this Addendum constitutes direct infringement of any patent or copyright or misappropriation of a trade secret, provided that the Customer notifies State Street promptly in writing of any such claim or proceeding and cooperates with State Street in the defense of such claim or proceeding. Should the System or the Remote Access Services or any part thereof become, or in State Street's opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent or copyright or trade secret laws, State Street shall have the right, at State Street's sole option, to (i) procure for the Customer the right to continue using the System or the Remote Access Services,
(ii) replace or modify the System or the Remote Access Services so that the System or the Remote Access Services becomes noninfringing, or (iii) terminate this Addendum without further obligation.

Termination

Either party to the Sub-Administration and Sub-Accounting Agreement may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days prior written notice in the case of notice of termination by State Street to the Customer or thirty (30) days notice in the case of notice from the Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminate within ninety (90) days after the termination of the Sub-Administration and Sub-Accounting Agreement, provided that if State Street has been requested to provide services during the Extension Period (as defined in the Sub-Administration and Sub-Accounting Agreement), this Addendum shall terminate within one-hundred and eighty (180) days after the termination of the Sub-Administration and Sub-Accounting Agreement. In the event of termination, the Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum and the exhibit hereto constitute the entire understanding of the parties to the Sub-Administration and Sub-Accounting Agreement with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by each of State Street and the Customer and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

By its execution of the Sub-Administration and Sub-Accounting Agreement, the Customer accepts responsibility for its and its Authorized Designees' compliance with the terms of this Addendum.

                                    EXHIBIT A
                                       to
                         REMOTE ACCESS SERVICES ADDENDUM

                                   IN~SIGHT(SM)
                           System Product Description

In~Sight(SM) provides bilateral information delivery, interoperability, and on-line access to State Street. In~Sight(SM) allows users a single point of entry into State Street's diverse systems and applications. Reports and data from systems such as Investment Policy Monitor(SM), Multicurrency Horizon(SM), Securities Lending, Performance & Analytics and Electronic Trade Delivery can be accessed through In~Sight(SM). This Internet-enabled application is designed to run from a Web browser and perform across low-speed data lines or corporate high-speed backbones. In~Sight(SM) also offers users a flexible toolset, including an ad-hoc query function, a custom graphics package, a report designer, and a scheduling capability. Data and reports offered through In~Sight(SM) will continue to increase in direct proportion with the customer roll out, as it is viewed as the information delivery system will grow with State Street's customers.

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